SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2006

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal executive offices)		(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2007 Restricted Stock.   On February 26, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Kraft Foods Inc. (the “Company”) approved a formula for determining the maximum award amounts for restricted stock awards to be granted to the Company’s proxy-named executive officers during 2007.  This formula reflects the Company’s intention to qualify, to the extent possible, stock awards made to those officers as tax deductible, subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code.

The maximum restricted stock grant value amounts for the 2007 restricted stock awards are determined based on a performance incentive pool equal to 1.0% of the Company’s adjusted net earnings.  The Company’s adjusted net earnings is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee.  In addition, individual awards are limited to the stockholder-approved maximum defined in the 2005 Performance Incentive Plan (the “Plan”) of one million shares.

At the conclusion of 2006, the performance pool for the 2007 restricted stock awards will be calculated and divided among the proxy-named executive officers.  The Chief Executive Officer will be eligible for a maximum award equal to one-third of the pool and the remaining proxy-named executive officers each will be eligible for a maximum award up to an equal share of the remaining pool, in each case subject to the one million share individual maximum under the Plan discussed above.

Non-Employee Director Compensation.   On February 26, 2006 the Board of Directors of the Company approved several changes to the compensation of the non-employee directors of the Company, effective March 1, 2006.

The annual retainer will increase from $35,000 to $40,000 and the annual retainer for Committee chairs will increase from $5,000 to $10,000. In addition, beginning in 2006, each non-employee director will receive a restricted stock (or deferred stock) award equal to that number of shares of Class A Common Stock having an aggregate fair market value of $115,000 on the date of grant, which is an increase from the $100,000 award value granted in 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

/s/ Marc. S. Firestone
	Name:	Marc S. Firestone
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: March 2, 2006